Exhibit 99.1
DEVELOPERS DIVERSIFIED REALTY CORPORATION
For Immediate Release:

Media Contact:	Investor Contact:
Marty Richmond	Kate Deck
216-755-5500	216-755-5500
mrichmond@ddr.com	kdeck@ddr.com
DEVELOPERS DIVERSIFIED REALTY REPORTS OPERATING FFO PER
DILUTED SHARE OF $0.27 FOR THE QUARTER ENDED
DECEMBER 31, 2010
BEACHWOOD, OHIO, February 17, 2011 - Developers Diversified Realty Corporation (NYSE: DDR) today announced operating results for the fourth quarter and year ended December 31, 2010.
SIGNIFICANT FOURTH QUARTER ACTIVITY
•	Reported operating FFO of $0.27 per diluted share, which excludes certain non-operating items

•	Executed 396 total leases for 2.6 million square feet

•	Increased the core portfolio leased rate to 92.3% at December 31, 2010 from 92.0% at September 30, 2010 and 91.2% at December 31, 2009

•	Improved the spread on new leases to +8.3% and renewals to +4.8% for a blended overall spread of +5.4%, which compares to a blended spread of +5.0% in the third quarter of 2010 and -4.4% in the fourth quarter of 2009

•	Reported Same Store Net Operating Income growth of 3.6% as compared to an increase of 2.0% in the third quarter of 2010 and a decrease of 3.5% in the fourth quarter of 2009

•	Refinanced two senior unsecured revolving credit facilities providing $1.015 billion of borrowing capacity through February 2014

•	Completed $163.4 million of asset sales, of which the Company’s pro-rata share was $62.8 million

•	Issued $350 million aggregate principal amount of 1.75% convertible senior notes due November 2040

•	Reduced consolidated indebtedness by nearly $100 million to $4.3 billion at December 31, 2010
“We are pleased to report continued positive operational trends within our portfolio, specifically as it relates to leasing momentum and rental rates, and the resulting growth in same store net operating income. Furthermore, the continued execution of our strategic objectives in the capital markets continues to improve our credit metrics, and we are keenly focused on delivering additional progress throughout 2011,” commented Developers Diversified’s president and chief executive officer, Daniel B. Hurwitz.

FINANCIAL HIGHLIGHTS
The Company’s fourth quarter operating Funds From Operations (“FFO”) was $70.9 million, or $0.27 per diluted share, before $114.8 million of net charges. The Company’s operating FFO for the year was $264.3 million, or $1.04 per diluted share, before $275.6 million of net charges.
The charges and gains, primarily non-cash, for the periods ended December 31, 2010, are summarized as follows (in millions):

	Three Months	Year
Non-cash impairment charges — consolidated assets	$28.9	$116.5
Charges related to employee separations	3.5	5.6
Gain on debt retirement, net	(0.2)	(0.5)
Non-cash loss on equity derivative instruments (Otto Family warrants)	25.5	40.2
Other expense, net (1)	6.0	22.0
Equity in net loss of joint ventures — loss on asset sales and impairment charges	0.4	6.8
Loss on change in control of interests	—	0.4
Tax expense — deferred tax assets reserve	49.9	49.9
Discontinued operations — non-cash consolidated impairment charges and loss on sales	1.3	67.1
Discontinued operations — FFO associated with Mervyns Joint Venture, net of non-controlling interest	—	4.8
Discontinued operations — gain on deconsolidation of Mervyns Joint Venture	—	(5.6)
Gain on disposition of real estate (land)	(0.5)	(0.4)
Less non-controlling interests — portion of impairment charges allocated to outside partners	—	(31.2)

	$114.8	$275.6

(1)	Amounts included in Other expense are detailed as follows:

	Three Months	Year
Lease liability reserve — primarily for cancelled development project	$3.3	$3.3
Litigation expenditures, net of tax benefit	1.0	12.2
Debt extinguishment costs	0.5	3.7
Other	1.2	2.8

	$6.0	$22.0

Included in the non-operating items detailed above is a $22.3 million non-cash charge recognized in the fourth quarter of 2010 associated with a development project the Company no longer plans to pursue. A subsidiary of the Company’s taxable REIT subsidiary (“TRS”) acquired a leasehold interest in the development located in Norwood, Massachusetts as part of a portfolio acquisition in 2003, and no longer expects to fund the ground rent expense. The aggregate charge includes a $19.3 million impairment and a $3.0 million lease liability associated with the ground lease. The Company also incurred fourth quarter non-cash income tax expense of $49.9 million recognized due to the establishment of a reserve against certain deferred tax assets within its TRS. Based upon the continued loss activity recognized by the TRS, including the $22.3 million charge associated with the abandoned development project described above, it was determined that it was more likely than not that the deferred tax assets would not be utilizable, thus requiring a current reserve.
FFO applicable to common shareholders for the three-month period ended December 31, 2010, including the above net charges, was a loss of $43.9 million, or $0.17 per diluted share, which compares to a FFO loss of $28.0 million, or $0.14 per diluted share, for the prior-year comparable period. The increased FFO loss for the three-month period ended December 31, 2010, is primarily the result of the establishment of a reserve against certain deferred tax assets and an increase in expense recorded for the equity derivative instruments associated with the Otto investment, partially offset by a decrease in impairment-related charges.
FFO applicable to common shareholders for the year ended December 31, 2010, including the above net charges, was a loss of $11.3 million, or $0.05 per diluted share, which compares to a FFO loss of $144.6 million, or $0.90 per diluted share, for the prior-year comparable period. The increase in FFO for the year ended December 31, 2010, is primarily the result of a decrease in impairment-related charges and lower expense associated with the equity derivative instruments partially offset by the establishment of a reserve against certain deferred tax assets in 2010 and lower gain on debt retirement.
Net loss applicable to common shareholders for the three-month period ended December 31, 2010, was $94.8 million, or $0.37 per diluted share, which compares to a net loss of $90.1 million, or $0.46 per diluted share, for the prior-year comparable period.
Net loss applicable to common shareholders for the year ended December 31, 2010, was $251.6 million, or $1.03 per diluted share, which compares to a net loss of $398.9 million, or $2.51 per diluted share, for the prior-year comparable period. The decrease in net loss for the year ended December 31, 2010, is primarily due to the same factors impacting FFO.
LEASING & PORTFOLIO OPERATIONS
The following results for the three-month period ended December 31, 2010, highlight continued strong leasing activity throughout the portfolio:
•	Executed 161 new leases aggregating approximately 1.0 million square feet and 235 renewals aggregating approximately 1.6 million square feet. In total, the Company executed approximately 2.6 million square feet of leases for the quarter and 11.3 million for the full year of 2010.

•	Total portfolio average annualized base rent per occupied square foot as of December 31, 2010 was $13.36, as compared to $13.01 at December 31, 2009. Excluding the Brazil portfolio, total portfolio average annualized base rent per occupied square foot as of December 31, 2010 was $12.46, as compared to $12.27 at December 31, 2009.

•	The core portfolio leased rate was 92.3% as of December 31, 2010, as compared to 91.2% at December 31, 2009. The core portfolio and the Brazil portfolio blended leased rate was 92.6% at December 31, 2010.

•	On a cash basis, rental rates for new leases increased by 8.3% over prior rents and renewals increased by 4.8%. For the U.S.-portion of the portfolio, rental rates increased 6.5% for new leases and 3.1% for renewals. On a blended basis, leasing spreads increased by 5.4% during the quarter for the total portfolio and 3.5% for the U.S.-portion of the portfolio. The increase in the overall leasing spreads marks an improvement from the increase of 5.0% for the portfolio reported in the third quarter of 2010 and an improvement from the decrease of 4.4% for the portfolio reported in the fourth quarter of 2009. Total blended leasing spreads for the full year of 2010 increased 3.7%.

•	Same store net operating income (“NOI”) increased 3.6% for the three-month comparable period and 1.1% for the full year 2010 as compared to 2009.

DISPOSITIONS
The Company sold eight consolidated shopping centers, aggregating approximately 0.8 million square feet, in the fourth quarter of 2010, generating gross proceeds of approximately $33.8 million. The Company recorded an aggregate net gain of approximately $8.4 million related to asset sales in the fourth quarter. The Company also sold $9.4 million in non-income producing assets.
In the fourth quarter of 2010, five of the Company’s joint ventures sold ten shopping centers, aggregating approximately 0.9 million square feet, generating gross proceeds of approximately $120.2 million. The joint ventures recorded an aggregate net loss of approximately $1.4 million related to these asset sales, of which the Company’s proportionate share was a net gain of approximately $4.9 million as a result of an approximate $2.0 million promoted interest recorded related to one asset.
CAPITAL MARKETS ACTIVITIES
In November 2010, the Company issued $350 million aggregate principal amount of 1.75% convertible senior notes due November 2040. The notes have an initial conversion rate of approximately 61 common shares per $1,000 principal amount of the notes, representing a conversion price of approximately $16.38 per common share. The initial conversion rate is subject to adjustment under certain circumstances. The Company may redeem the notes anytime on or after November 15, 2015 in whole or in part for cash equal to 100% of the principal amount of the notes plus accrued and unpaid interest. The adjusted effective interest rate for the liability component of the convertible notes for GAAP purposes is 5.3%.
In October 2010, the Company refinanced its unsecured credit facility arranged by JP Morgan Chase Bank, N.A. and Wells Fargo Bank, N.A. The size of the facility was reduced to $950 million with an accordion feature up to $1.2 billion. In addition, the Company also entered into a new $65 million unsecured credit facility with PNC Bank, N.A. Both facilities mature in February 2014. The Company’s borrowings under these facilities bear interest at variable rates based on LIBOR plus 275 basis points, subject to adjustment based on the Company’s current corporate credit ratings from Moody’s and S&P.
In October 2010, the Company amended its secured term loan with KeyBank National Association to conform the covenants to the new revolving credit facility covenants and repaid $200 million of the outstanding balance.
2011 GUIDANCE
There has been no change in guidance since the last update provided on January 10, 2011. The Company continues to estimate operating FFO for 2011 between $0.90-$1.05 per diluted share.

NON-GAAP DISCLOSURES
FFO is a supplemental non-GAAP financial measurement used as a standard in the real estate industry and a widely accepted measure of real estate investment trust (“REIT”) performance. Management believes that FFO and operating FFO provide additional indicators of the financial performance of a REIT. The Company also believes that FFO and operating FFO more appropriately measure the core operations of the Company and provide benchmarks to its peer group. Neither FFO nor operating FFO represents cash generated from operating activities in accordance with generally accepted accounting principles (“GAAP”), is necessarily indicative of cash available to fund cash needs and should be considered as an alternative to net income computed in accordance with GAAP as an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity. FFO is defined and calculated by the Company as net income, adjusted to exclude: (i) preferred share dividends, (ii) gains from disposition of depreciable real estate property, except for gains generated from merchant build asset sales, which are presented net of taxes, and those gains that represent the recapture of a previously recognized impairment charge, (iii) extraordinary items and (iv) certain non-cash items. These non-cash items principally include real property depreciation and amortization of intangibles, equity income from joint ventures and equity income from non-controlling interests and adding the Company’s proportionate share of FFO from its unconsolidated joint ventures and non-controlling interests, determined on a consistent basis. The Company calculates operating FFO by excluding the non-operating charges and gains described above. Other real estate companies may calculate FFO and operating FFO in a different manner. FFO excluding the net non-operating items detailed above is useful to investors as the Company removes these charges and gains to analyze the results of its operations and assess performance of the core operating real estate portfolio. A reconciliation of net (loss) income to FFO and operating FFO is presented in the financial highlights section.
SAFE HARBOR
Developers Diversified Realty Corporation considers portions of the information in this press release to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended, with respect to the Company’s expectation for future periods. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause our results to differ materially from those indicated by such forward-looking statements, including, among other factors, local conditions such as oversupply of space or a reduction in demand for real estate in the area; competition from other available space; dependence on rental income from real property; the loss of, significant downsizing of or bankruptcy of a major tenant; constructing properties or expansions that produce a desired yield on investment; our ability to sell assets on commercially reasonable terms; our ability to secure equity or debt financing on commercially acceptable terms or at all; our ability to enter into definitive agreements with regard to our financing and joint venture arrangements or our failure to satisfy conditions to the completion of these arrangements; and the finalization of the financial statements for the year ended December 31, 2010. For additional factors that could cause the results of the Company to differ materially from these indicated in the forward-looking statements, please refer to the Company’s Form 10-K as of December 31, 2009. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

ABOUT DEVELOPERS DIVERSIFIED REALTY
Developers Diversified owns and manages approximately 570 retail operating and development properties in 41 states, Brazil, Canada and Puerto Rico. Totaling approximately 132 million square feet, the Company’s shopping center portfolio features open-air, value-oriented neighborhood and community centers, mixed-use centers and lifestyle centers located in prime markets with stable populations and high-growth potential. Developers Diversified is the largest landlord in Puerto Rico and owns a premier portfolio of regional malls primarily clustered around Sao Paulo, Brazil. Developers Diversified is a self-administered and self-managed REIT operating as a fully integrated real estate company. Additional information about the Company is available on the Company’s website at www.ddr.com.
CONFERENCE CALL INFORMATION & SUPPLEMENTAL MATERIALS
A copy of the Company’s Supplemental Financial/Operational package is available to all interested parties upon request at the Company’s corporate office to Kate Deck, Investor Relations Director, Developers Diversified Realty Corporation, 3300 Enterprise Parkway, Beachwood, Ohio 44122 or at www.ddr.com.
The Company will hold its quarterly conference call tomorrow, February 18, 2011 at 10:00 a.m. Eastern Daylight Time. To participate, please dial 866.831.6267 (domestic), or 617.213.8857 (international) at least ten minutes prior to the scheduled start of the call. When prompted, provide the passcode: 33462177. Access to the live call and replay will also be available through the Company’s website. The replay will be available through March 18, 2011.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands)

	Three-Month Periods		Year Ended
	Ended December 31,		December 31,
	2010	2009	2010	2009
Revenues:
Minimum rents (A)	$134,645	$133,831	$535,284	$528,230
Percentage and overage rents (A)	2,653	3,413	6,299	7,751
Recoveries from tenants	42,041	43,823	175,309	174,826
Ancillary and other property income	6,825	6,931	21,941	21,610
Management, development and other fee income	13,312	14,489	53,434	57,683
Other (B)	4,000	1,128	10,802	7,299

	203,476	203,615	803,069	797,399

Expenses:
Operating and maintenance (C)	33,996	36,191	137,862	135,153
Real estate taxes	25,843	25,623	108,299	102,391
Impairment charges (D)	28,877	—	116,462	12,745
General and administrative (E)	23,028	20,896	85,573	94,365
Depreciation and amortization	57,506	54,362	222,862	217,841

	169,250	137,072	671,058	562,495

Other income (expense):
Interest income	2,873	2,564	7,346	11,984
Interest expense (F)	(59,776)	(59,805)	(226,464)	(221,334)
Gain on debt retirement, net (F)	152	2,690	485	145,050
Loss on equity derivative instruments (G)	(25,539)	(1,597)	(40,157)	(199,797)
Other expense (H)	(5,954)	(19,888)	(24,346)	(29,192)

	(88,244)	(76,036)	(283,136)	(293,289)

Loss before earnings from equity method investments and other items	(54,018)	(9,493)	(151,125)	(58,385)
Equity in net income (loss) of joint ventures (I)	9,377	(749)	5,600	(9,733)
Impairment of joint venture investments (D)	(227)	(83,013)	(227)	(184,584)
Gain (loss) on change in control of interests (J)	—	23,471	(428)	23,865
Tax (expense) benefit of taxable REIT subsidiaries and state franchise and income taxes (K)	(49,469)	1,228	(47,992)	767

Loss from continuing operations	(94,337)	(68,556)	(194,172)	(228,070)
Income (loss) from discontinued operations (L)	8,871	(19,099)	(54,867)	(184,697)

Loss before gain on disposition of real estate	(85,466)	(87,655)	(249,039)	(412,767)
Gain on disposition of real estate, net of tax	1,257	905	1,318	9,127

Net loss	(84,209)	(86,750)	(247,721)	(403,640)
(Income) loss attributable to non-controlling interests	(17)	7,186	38,363	47,047

Net loss attributable to DDR	$(84,226)	$(79,564)	$(209,358)	$(356,593)

Net loss applicable to common shareholders	$(94,793)	$(90,131)	$(251,627)	$(398,862)

Funds From Operations (“FFO”):
Net loss applicable to common shareholders	$(94,793)	$(90,131)	$(251,627)	$(398,862)
Depreciation and amortization of real estate investments	55,399	53,970	217,168	224,207
Equity in net (income) loss of joint ventures (I)	(9,377)	749	(5,600)	9,306
Joint ventures’ FFO (I)	15,226	11,113	47,545	43,665
Non-controlling interests (OP Units)	8	8	32	175
Gain on disposition of depreciable real estate	(10,409)	(3,718)	(18,803)	(23,123)

FFO applicable to common shareholders	(43,946)	(28,009)	(11,285)	(144,632)
Preferred dividends	10,567	10,567	42,269	42,269

FFO	$(33,379)	$(17,442)	$30,984	$(102,363)

Per share data:
Earnings per common share
Basic	$(0.37)	$(0.46)	$(1.03)	$(2.51)

Diluted	$(0.37)	$(0.46)	$(1.03)	$(2.51)

Basic — average shares outstanding	253,872	196,399	244,712	158,816

Diluted — average shares outstanding	253,872	196,399	244,712	158,816

Dividends Declared	$0.02	$0.02	$0.08	$0.44

Funds From Operations — Basic (M)	$(0.17)	$(0.14)	$(0.05)	$(0.90)

Funds From Operations — Diluted (M)	$(0.17)	$(0.14)	$(0.05)	$(0.90)

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands)
Selected Balance Sheet Data (N)

	December 31, 2010	December 31, 2009
Assets:
Real estate and rental property:
Land	$1,837,403	$1,971,782
Buildings	5,491,489	5,694,659
Fixtures and tenant improvements	339,129	287,143

	7,668,021	7,953,584
Less: Accumulated depreciation	(1,452,112)	(1,332,534)

	6,215,909	6,621,050
Land held for development and construction in progress	743,218	858,900
Real estate held for sale, net	—	10,453

Real estate, net	6,959,127	7,490,403

Investments in and advances to joint ventures (O)	417,223	420,541
Cash	19,416	26,172
Restricted cash	4,285	95,673
Notes receivable, net	120,330	74,997
Receivables, including straight-line rent, net	123,259	146,809
Other assets, net (K)	124,450	172,011

	$7,768,090	$8,426,606

Liabilities & Equity:
Indebtedness:
Revolving credit facilities	$279,865	$775,028
Unsecured debt	2,043,582	1,689,841
Mortgage and other secured debt	1,978,553	2,713,794

	4,302,000	5,178,663
Dividends payable	12,092	10,985
Equity derivative liability (G)	96,237	56,080
Other liabilities	223,074	228,542

Total liabilities	4,633,403	5,474,270

Preferred shares	555,000	555,000
Common shares (M)	25,627	20,174
Paid-in-capital	3,868,990	3,374,528
Accumulated distributions in excess of net income	(1,378,341)	(1,098,661)
Deferred compensation obligation	14,318	17,838
Accumulated other comprehensive income	25,646	9,549
Less: Common shares in treasury at cost	(14,638)	(15,866)
Non-controlling interests	38,085	89,774

Total equity	3,134,687	2,952,336

	$7,768,090	$8,426,606

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands)
(A)	Base and percentage rental revenues for the year ended December 31, 2010, as compared to the prior-year comparable period, increased $7.0 million primarily due to the acquisition of three shopping centers, which generated an additional $8.5 million in revenues offset by a net decrease in operating assets of $1.5 million. Included in rental revenues for the years ended December 31, 2010 and 2009, is approximately $2.5 million and $4.3 million, respectively, of revenue resulting from the recognition of straight-line rents, including discontinued operations.

(B)	Other revenues were comprised of the following (in millions):

	Three-Month Periods		Year Ended
	Ended December 31,		December 31,
	2010	2009	2010	2009
Lease termination fees	$3.4	$0.6	$7.5	$4.0
Financing fees	0.5	0.2	1.2	1.1
Other miscellaneous	0.1	0.3	2.1	2.2

	$4.0	$1.1	$10.8	$7.3

(C)	Operating and maintenance expense, including discontinued operations, includes the following expenses (in millions):

	Three-Month Periods		Year Ended
	Ended December 31,		December 31,
	2010	2009	2010	2009
Bad debt expense	$3.2	$5.4	$13.4	$16.1
Ground rent expense (1)	1.2	1.3	4.9	4.8

(1)	Includes non-cash expense of approximately $0.5 million for the three-month periods ended December 31, 2010 and 2009, respectively, and approximately $2.0 million and $1.9 million for the years ended December 31, 2010 and 2009, respectively, related to straight-line ground rent expense.
(D)	The Company recorded impairment charges during both the three-month periods and years ended December 31, 2010 and 2009, on the following consolidated assets and investments (in millions):

	Three-Month Periods		Year Ended
	Ended December 31,		December 31,
	2010	2009	2010	2009
Land held for development (1)	$—	$—	$54.3	$—
Undeveloped land and CIP	25.6	—	30.5	0.4
Assets marketed for sale	3.3	—	31.7	12.3

	$28.9	$—	$116.5	$12.7

Sold assets (2)	—	1.3	20.1	73.3
Assets formerly occupied by Mervyns (3)	—	7.8	35.3	68.7

Total discontinued operations	—	9.1	55.4	142.0

Joint venture investments	0.2	83.0	0.2	184.6

Total impairment charges	$29.1	$92.1	$172.1	$339.3

(1)	Amounts reported relate to land held for development in Togliatti and Yaroslavl, Russia, of which the Company’s proportionate share was $41.9 million after adjusting for the allocation of loss to the non-controlling interest in this consolidated joint venture.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands)
(2)	See summary of discontinued operations activity in note (L).

(3)	The Company’s proportionate share of these impairments was $16.5 million and $33.6 million, after adjusting for the allocation of loss to the non-controlling interest in this previously consolidated joint venture for the years ended December 31, 2010 and 2009, respectively. As discussed in note (N), these assets were deconsolidated in the third quarter of 2010 and all operating results have been reclassified as discontinued operations.
(E)	General and administrative expenses include internal leasing salaries, legal salaries and related expenses associated with the releasing of space, which are charged to operations as incurred. For the years ended December 31, 2010 and 2009, general and administrative expenses were approximately 5.2% and 5.4% of total revenues, respectively, including joint venture and managed property revenues.

During the year ended December 31, 2010, the Company incurred $5.3 million in employee separation charges. During the year ended December 31, 2009, the Company recorded a non-cash charge of $15.4 million as a result of the change in control provisions included in the Company’s equity-based award plans. Excluding these charges, general and administrative expenses were 4.9% and 4.5% of total revenues for the years ended December 31, 2010 and 2009, respectively.

(F)	The Company recorded the following in connection with its outstanding convertible debt (in millions):

	Three-Month Periods		Year Ended
	Ended December 31,		December 31,
	2010	2009	2010	2009
Non-cash interest expense related to amortization of the debt discount	$3.0	$2.5	$8.2	$12.2
Non-cash adjustment to gain on repurchase	0.1	3.9	4.9	20.9
(G)	Represents the non-cash impact of the valuation adjustments of the equity derivative instruments (warrants) issued as part of the share purchase transaction with the Otto Family completed in 2009, as a result of changes in the Company’s stock price. The liability will be reclassified into equity upon ultimate exercise or expiration of the warrants.

(H)	Other (expenses) income were comprised of the following (in millions):

	Three-Month Periods Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Litigation-related expenses (1)	$(1.0)	$(2.1)	$(14.6)	$(6.4)
Lease liability reserve (2)	(3.3)	—	(3.3)	—
Debt extinguishment costs	(0.5)	(13.9)	(3.7)	(14.2)
Note receivable reserve	—	—	0.1	(5.4)
Sale of MDT units	—	—	—	2.8
Abandoned projects and other expenses	(1.2)	(3.9)	(2.8)	(6.0)

	$(6.0)	$(19.9)	$(24.3)	$(29.2)

(1)	The year ended December 31, 2010 includes a $5.1 million reserve recorded in connection with a legal matter at a property in Long Beach, California. This reserve was offset by a tax benefit of approximately $2.4 million, classified in the tax expense (benefit) line item in the consolidated statements of operations, because the asset is owned through the Company’s TRS. Total litigation-related expenditures, net of the tax benefit, were $1.0

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands)
million and $12.2 million for the three-month period and year ended December 31, 2010, respectively.

(2)	Represents the liability recorded pursuant to ASC 420, Exit or Disposal Cost Obligations, primarily relating to the contractual obligations associated with the ground lease for an abandoned development project in Norwood, Massachusetts.
(I)	At December 31, 2010 and 2009, the Company owned joint venture interests, excluding consolidated joint ventures, in 236 and 274 shopping center properties, respectively. See below for a summary of the combined condensed operating results and select balance sheet data of the Company’s unconsolidated joint ventures.

(J)	In October 2009, the Company’s approximate 14.5% interest in the MDT US LLC joint venture was redeemed in exchange for a 100% interest in three shopping center assets and a cash payment of $1.6 million. The Company accounted for this transaction as a step acquisition and, as a result, recognized a $23.5 million gain.

(K)	The Company incurred a fourth quarter non-cash income tax expense of $49.9 million recognized due to the establishment of a reserve against certain deferred tax assets within its TRS. Based upon the continued loss activity recognized by the TRS, including a fourth quarter impairment and lease liability charge of $22.3 million associated with an abandoned development project, it was determined that it was more likely than not that the deferred tax assets would not be utilizable, thus requiring a current reserve. Net deferred tax assets are classified within Other assets on the consolidated balance sheet at December 31, 2009.

(L)	The operating results relating to assets classified as discontinued operations are summarized as follows:

	Three-Month Periods		Year Ended
	Ended December 31,		December 31,
	2010	2009	2010	2009
Revenues from operations	$892	$6,666	$12,015	$45,910

Operating expenses	70	4,844	8,535	24,915
Impairment charges	—	9,055	55,438	141,973
Interest, net	134	5,583	9,892	23,566
Depreciation and amortization	194	2,222	4,441	16,126

Total expenses	398	21,704	78,306	206,580

Loss before disposition of real estate	494	(15,038)	(66,291)	(160,670)
Gain on deconsolidation of interests	—	—	5,649	—
Gain (loss) on disposition of real estate, net	8,377	(4,061)	5,775	(24,027)

Net income (loss)	$8,871	$(19,099)	$(54,867)	$(184,697)

Discontinued operations for all periods presented include the activity associated with the 50% owned joint venture, DDR MDT MV LLC (“MV LLC” or the “Mervyns Joint Venture”), which was deconsolidated during the third quarter of 2010. See further discussion in note (N).

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands)
(M)	For purposes of computing FFO and operating FFO per share, the following share information was utilized (in millions):

	At December 31,
	2010	2009
Common shares outstanding	256.2	201.6
OP Units outstanding (“OP Units”)	0.4	0.4

	Three-Month Periods		Year Ended
	Ended December 31,		December 31,
	2010	2009	2010	2009
Weighted average common shares outstanding	256.2	197.9	246.6	159.7

Assumed conversion of OP Units	0.4	0.4	0.4	0.4

FFO Weighted average common shares and OP Units — Basic and Diluted	256.6	198.3	247.0	160.1

Assumed conversion of dilutive securities	8.2	5.2	7.4	3.1

Operating FFO Weighted average common shares and OP Units —Diluted	264.8	203.5	254.4	163.2

(N)	The December 31, 2009 balance sheet reflects the consolidation of a 50% owned joint venture, MV LLC, which as of that date owned 31 sites formerly occupied by Mervyns.

December 31, 2009
Real estate, net	$218.7
Restricted cash	$50.5
Mortgage debt	$225.4
Non-controlling interests	$22.4
The 25 assets owned by MV LLC in August 2010 were placed in the control of a court appointed receiver and as a result, the entity that holds the assets and nonrecourse mortgage loan was deconsolidated for accounting purposes pursuant to the provisions of Accounting Standards Codification No. 810, “Consolidation” (“ASC 810”). Upon deconsolidation in the third quarter of 2010, the Company recorded a gain of approximately $5.6 million because the carrying value of the nonrecourse debt exceeded the carrying value of the collateralized assets. Following the deconsolidation, the Company no longer has any economic rights or obligations in MV LLC. The revenues and expenses associated with MV LLC for the current and prior periods, including the $5.6 million gain, are classified within discontinued operations in the statements of operations.

(O)	Included in the Company’s balance sheet as of December 31, 2009, was $28.5 million of assets owned by a consolidated joint venture that was deconsolidated in accordance with the adoption of ASC 810 as of January 1, 2010.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Summary Results of Combined Unconsolidated Joint Ventures
(In thousands)
Combined condensed income statements

	Three-Month Periods		Year Ended
	Ended December 31,		December 31,
	2010	2009	2010	2009
Revenues from operations (A)	$171,846	$172,531	$668,946	$778,770

Operating expenses	61,309	67,630	256,380	301,637
Impairment charges (B)	1,304	218,479	12,291	218,479
Depreciation and amortization of real estate investments	47,752	49,619	187,876	218,547
Interest expense	59,285	63,440	230,649	280,345

	169,650	399,168	687,196	1,019,008

Income (loss) from operations before tax expense and discontinued operations	2,196	(226,637)	(18,250)	(240,238)
Income tax expense	(6,502)	(2,948)	(20,449)	(10,013)
Income (loss) from discontinued operations, net of tax (C)	219	(172,417)	(9,674)	(206,436)
(Loss) gain on disposition of discontinued operations, net of tax (D)	(1,371)	64	(26,674)	(19,448)
Gain (loss) on disposition of assets (E)	—	843	17	(25,973)
Other, net (F)	—	—	—	7,153

Net loss	$(5,458)	$(401,095)	$(75,030)	$(494,955)

Net gain (loss) at DDR ownership interests (G)	$10,676	$(22,147)	$6,319	$(34,522)

FFO at DDR’s ownership interests (H)	$15,226	$11,113	$47,545	$43,665

Combined condensed balance sheets

	December 31, 2010	December 31, 2009
Land	$1,566,682	$1,782,431
Buildings	4,783,841	5,207,234
Fixtures and tenant improvements	154,292	146,716

	6,504,815	7,136,381
Less: Accumulated depreciation	(726,291)	(636,897)

	5,778,524	6,499,484
Land held for development and construction in progress (I)	174,237	130,410

Real estate, net	5,952,761	6,629,894
Receivables, including straight-line rent, net	111,569	113,630
Leasehold interests	10,296	11,455
Other assets, net	303,826	342,192

	$6,378,452	$7,097,171

Mortgage debt (J)	$3,950,794	$4,547,711
Notes and accrued interest payable to DDR	87,282	73,477
Other liabilities	186,728	194,065

	4,224,804	4,815,253
Accumulated equity	2,153,648	2,281,918

	$6,378,452	$7,097,171

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Summary Results of Combined Unconsolidated Joint Ventures
(In thousands)
(A)	Revenues for the three-month periods and years ended reflect the following (in millions):

	Three-Month Periods		Year Ended
	Ended December 31,		December 31,
	2010	2009	2010	2009
Straight-line rents	$1.0	$(0.3)	$3.9	$2.7
DDR’s proportionate share	0.2	—	0.6	0.2
The 2009 combined condensed income statement includes the results of operation of the EDT joint venture. In October 2009, the Company redeemed its ownership interest in this joint venture and are not reflected in discontinued operations.

(B)	For the three months and year ended December 31, 2010, impairment charges were recorded by two of the Company’s unconsolidated joint ventures relating to three assets, of which the Company’s proportionate share of these impairment charges for the year ended was approximately $0.5 million. The Company’s proportionate share of the fourth quarter charge was immaterial. For the three months and year ended December 31, 2009, an impairment charge of $218.5 million was recorded by one of the Company’s unconsolidated joint ventures related to a suspended development project. The Company’s proportionate share of the loss was zero as the Company had written off its basis in the investment in the second quarter of 2009.

(C)	Impairment charges reclassified to discontinued operations relating to assets sales were $8.8 million for the year ended December 31, 2010 and $170.9 million and $204.8 for the three months and year ended December 31, 2009, respectively. The Company’s proportionate share of these impairment charges was $0.3 million for the year ended December 31, 2010 and $2.6 million and $8.1 million for the three months and year ended December 31, 2009, respectively.

(D)	For the three months ended December 31, 2010, a $4.9 million net gain was recorded for the Company’s proportionate share of the assets sold during that period as a result of promoted interests from one of the asset sales. For the year ended December 31, 2010, loss on disposition of discontinued operations includes the sale of 35 properties by five separate unconsolidated joint ventures. In 2009, $170.9 million of impairment charges were recorded by these joint ventures in anticipation of the sales transactions as noted in (C) above. The Company’s proportionate share of the aggregate loss for the assets sold for the year ended December 31, 2010 was a gain of approximately $0.8 million.

For the year ended December 31, 2009, loss on disposition of discontinued operations included the sale of 12 properties by three separate unconsolidated joint ventures resulting in a loss of $19.4 million of which the Company’s proportionate share was $1.4 million.

(E)	In the first quarter of 2009, an unconsolidated joint venture disposed of a property resulting in a loss of $26.7 million, of which the Company’s proportionate share was $5.8 million.

(F)	Activity related to the Company’s investment in the MDT units that were liquidated in 2009.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Summary Results of Combined Unconsolidated Joint Ventures
(In thousands)
(G)	Adjustments to the Company’s share of joint venture equity in net loss is related primarily to basis differences impacting amortization and depreciation, impairment charges and (loss) gain on dispositions as follows (in millions):

	Three-Month Periods		Year Ended
	Ended December 31,		December 31,
	2010	2009	2010	2009
(Loss) income, net	$(1.2)	$21.4	$(0.7)	$24.8

(H) FFO from unconsolidated joint ventures are summarized as follows:

	Three-Month Periods		Year Ended
	Ended December 31,		December 31,
	2010	2009	2010	2009
Net loss	$(5,458)	$(401,095)	$(75,030)	$(494,955)
Loss on sale of real estate	(24,687)	(843)	(24,734)	(843)
Depreciation and amortization of real estate investments	48,508	55,528	198,323	245,000

FFO	$18,363	$(346,410)	$98,559	$(250,798)

FFO at DDR’s ownership interests	$15,226	$11,113	$47,545	$43,665

Operating FFO at DDR’s ownership interests (1)	$15,721	$13,722	$54,433	$62,690

DDR joint venture distributions received, net (2)	$24,470	$7,963	$53,768	$31,455

(1)	Excluded from operating FFO is the Company’s pro rata share of net charges primarily related to impairment charges and losses on the disposition of assets as disclosed on page 2 of this press release.

(2)	Distributions for 2009 included $2.5 million from a foreign investment that have yet to be expatriated to the United States.
(I)	The Company’s proportionate share of joint venture land held for development and construction in progress aggregated approximately $71.7 million and $37.6 million at December 31, 2010 and December 31, 2009, respectively.

The combined condensed balance sheet at December 31, 2010 included a joint venture under development that was deconsolidated by the Company as of January 1, 2010 due to the adoption of ASC 810 (Footnote O in this release).

(J)	The Company’s proportionate share of joint venture debt aggregated approximately $835.8 million and $917.0 million at December 31, 2010 and December 31, 2009, respectively.